Exhibit 99.1

One Horizon Group Secures License in Ghana Bringing the Benefits of Optimized VoIP to 18 Million Mobile Data Subscribers

LIMERICK, IRELAND -- (Marketwired) – 02/13/17 -- One Horizon Group, Inc. (NASDAQ: OHGI), a leading optimized mobile VoIP software provider for telecommunications operators, today announced the launch of its optimized VoIP technology in Ghana, West Africa through a commercial software agreement with the licensed carrier AccessPLUS Communications Ltd. (‘AccessPLUS’).

Through this strategic launch, all of Ghana’s smartphone users can now make high-quality Internet phone calls for less than the cost of a local call when using 2G and 3G cellular data networks. One Horizon’s voice-delivery optimization allows carriers’ call-delivery costs to be reduced by a factor of 10 by using the Internet. The carrier can now offer low cost calls while still making a profit. A win-win for carriers and for Ghana’s smartphone users.

Brian Collins, CEO of One Horizon Group, stated, "We are delighted to be able to expand our presence to another country in Africa and to license our technology to a carrier seeking to make an impact for positive social change. We believe our proven VoIP technology is the only one in the world that is retro-compatible with 2G and 3G networks, thus, we are being noticed by carriers throughout the world. Our sales pipeline continues to expand, especially in territories where over 6 billion people still do not have access to 4G. We fully expect to continue signing license deals of this nature throughout 2017 as awareness of our patented mobile VoIP solution grows.”

Ghana's telecommunications regulator reported that for December 2015 the number of mobile data subscribers rose from about 17.73 million to 18.03 million, a mobile Internet access rate of 65.74% of the country’s population. The main catalysts for the rise in the number of people with access to mobile phones and internet usage has been attributed to the recent push for telecommunication companies expanding their network coverage, the availability of cheap smartphones from China and the robust legal regime.1

1 http://www.theafricareport.com/West-Africa/ghana-mobile-phone-penetration-soars-to-128.html

About AccessPLUS Communications Ltd.:

AccessPLUS Communications Limited is one of the licensed carriers specialized in delivering wholesale and retail voice services to and from Ghana and is licensed to originate and terminate international traffic to and from Ghana.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 43 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Investor Contact:
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Valter Pinto

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Valter@KCSA.com

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